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HSBC Finance Corporation Canada Fixed Income Investor Presentation August 2006

This presentation, including the accompanying slides and subsequent discussion, contains certain forward-looking information with respect to the financial condition, results of operations and business of HSBC Holdings plc and HSBC Finance Corporation. This information represents expectations or beliefs concerning future events and is subject to unknown risks and uncertainties. This information speaks only as of the date on which it is provided. Additional detailed information concerning important factors that could cause actual results to differ materially is available in the HSBC Holdings plc Annual Report, and the HSBC Finance Corporation Annual Report on Form 10-K, each for the year ended December 31, 2005 and the HSBC Finance Corporation Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006. Please further be advised that Regulation FD prohibits HSBC representatives from answering certain, specific questions during the Q&A session. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.

Agenda Group Legal Structure/Finance Company Overview Financial Review Funding Appendix

Group Legal Structure/Finance Company Overview

Legal Entity Structure HSBC Holdings plc Aa2/AA-/AA HSBC North America Holdings Inc. (HNAH) HSBC Bank, plc Aa2/AA/AA Other HSBC Worldwide Businesses HSBC Finance Corporation Aa3/AA-/AA- HSBC USA Inc. (HUSI) Aa3/AA-/AA HSBC Markets (USA) Inc. HSBC Bank USA, N.A. Aa2/AA/AA HSBC Securities (USA) Inc. HSBC Bank Nevada, N.A. HSBC Financial Corp. Ltd (Canada) Aa3/AA-/AA- HFC Bank Ltd. * * * * Denotes entities that issue fixed income securities in the public markets * * * *

HSBC North America Holdings Inc. Bank holding company established January 1, 2004 Assets totaling over $400 billion making it a top-ten U.S. bank holding company One North American management team Regulated by the Federal Reserve Not an SEC registrant Does not include HSBC Mexico

HSBC Finance Corporation Overview Established in 1878 A recognized leader in U.S. consumer lending Leading market share in all businesses Balance sheet is focused on non-conforming and non-prime borrowers Extensive customer base and distribution network Nationwide branch network, direct mail and e-commerce Significant distribution through alliances and partnerships

HSBC Finance Corporation Characteristics of Business Model Centralized Approach to Business Strong Marketing and Credit Management Analytics Sales Skill and Culture Partnering Skills and Culture Low Cost Producer Leading Technology

HSBC Finance Businesses Consumer Lending Approximately 1,400 branches in 45 states Approximately $56 bn in managed receivables at 12/31/05 Offers real estate secured and personal unsecured loans under HFC and Beneficial brand names Mortgage Services Purchases non-conforming mortgage loans from a network of over 280 third-party correspondents Approximately $42 bn in managed receivables at 12/31/05 Retail Services Sold our domestic private label portfolio ($15.6 bn) to HSBC Bank USA (HBUS) in 12/04 We now originate and sell all domestic private label receivables to HBUS Third largest private label servicing portfolio in the U.S. with over 65 active merchants Auto Finance Purchases installment auto loans from approximately 10,000 active dealer relationships Approximately $11 bn in managed receivables at 12/31/05 Approximately 37% are secured by new vehicles

HSBC Finance Businesses … continued Credit Card Services Fifth largest issuer of MasterCard/Visa credit cards in the U.S., based on receivables Approximately $26 bn in managed receivables at 12/31/05 Includes GM Card, AFL-CIO Union Plus (UP) credit card, Metris and others International UK Sold our UK credit card business ($3.1 bn) to HSBC Bank plc in 2005 Approximately $6 bn in managed receivables at 12/31/05 187 branches in UK and Ireland Offers secured and unsecured loans, retail finance and insurance products Canada Approximately $3 bn in managed receivables at 12/31/05 124 branches in 10 provinces Offers real estate and other secured loans, unsecured loans, private label, MasterCard, retail finance, auto loans and insurance products

HSBC Finance Businesses … continued Insurance Services Offers credit life, disability, unemployment, accidental death and a variety of other specialty insurance products to our customers Taxpayer Financial Services Leading U.S. provider of tax-related financial products Offers consumers quick and convenient access to funds in the amount of their anticipated tax refund Generated a loan volume of approximately $15 bn in 2005, serving more than 9 million customers

HSBC Finance Corporation 6/30/06 12/31/01 Managed Receivables Mix $155.9 Billion $100.8 Billion Real Estate Secured (44%) Personal Non-Credit Card (18%) Mastercard/Visa (17%) Private Label (14%) Automobile Loans (6%) Commercial & Other (1%)

*Represents % distribution of managed consumer receivables as of December 31, 2005 HSBC Finance’s Consumer Lending Franchise Nationwide Coverage and Well Diversified West Correspondent 11% Consumer Finance 10% MasterCard/Visa 7% Private Label 4% Auto 6% Midwest Correspondent 24% Consumer Finance 23% MasterCard/Visa 27% Private Label 36% Auto 16% Northeast Correspondent 7% Consumer Finance 9% MasterCard/Visa 14% Private Label 10% Auto 5% Mid Atlantic Correspondent 13% Consumer Finance 15% MasterCard/Visa 14% Private Label 11% Auto 13% California Correspondent 9% Consumer Finance 11% MasterCard/Visa 11% Private Label 16% Auto 12% Southwest Correspondent 8% Consumer Finance 9% MasterCard/Visa 12% Private Label 17% Auto 24% Southeast Correspondent 28% Consumer Finance 23% MasterCard/Visa 15% Private Label 6% Auto 24%

U.S. Real Estate Market Overview The trend of weakening housing demand is clear Property values in selected markets are not sustainable Moderation in appreciation will bring prices in most markets in line with economic fundamentals Process has begun and will continue over the next 12-24 months HSBC Finance mortgage portfolio is well diversified geographically Underweighted in “hot” markets Largest state exposure is California at 14% of mortgage portfolio* HSBC Finance mortgage portfolio statistics (6/30/06)* 74% fixed rate 83% first lien 7% “interest-only” mortgages No “option ARM’s” No “negative amortization” mortgages * Figures are approximate and represent % of managed mortgage portfolio HSBC continues to closely monitor loan originations in markets considered overheated The above information includes non-GAAP financial measures and is provided for comparison of our operating trends only and should be read in conjunction with our owned basis GAAP financial information. Please refer to our Form 10-K for the period ended December 31, 2005 and our Forms 8-K dated March 6, 2006 and July 31, 2006 for a description of the adjustments made for non-GAAP information as well as quantitative reconciliations to GAAP basis financial information.

Financial Review

HSBC Finance - Financial Review The above information includes non-GAAP financial measures and is provided for comparison of our operating trends only and should be read in conjunction with our owned basis GAAP financial information. Please refer to our Form 10-K for the period ended December 31, 2005 and our Forms 8-K dated August 1, 2005, March 6, 2006 and July 31, 2006 for a description of the adjustments made for non-GAAP information as well as quantitative reconciliations to GAAP basis financial information. Key Financials (US GAAP) - Managed Basis Six Months ended June 30, 2006 Six Months ended June 30, 2005 B/(W) Year ended December 31, 2005 Net Income ($ Millions) $1,456 $1,098 32.6% $1,772 Managed Receivables ($ Billions) $155.9 $127.7 22.1% $144.0 Net Interest Margin 6.77% 7.05% (28 bps) 6.94% Consumer Net Charge-offs 2.81% 3.46% 65 bps 3.36% Two-Months and Over Contractual Delinquency 3.70% 3.85% 15 bps 3.89% Efficiency Ratio 40.83% 43.97% 314 bps 43.16%

HSBC Finance Risk Adjusted Revenue (1) Excludes $378.2 million loss on disposition of Thrift assets and deposits (2) Annualized (*Risk adjusted revenue = ( $ Managed Basis Net Interest Margin + Other Revenues - Securitization related revenue - mark-to-market on derivatives which do not qualify as effective hedges and ineffectiveness associated with qualifying hedges under SFAS No. 133 - Net Charge-offs), divided by Average Interest Earning Assets.) Includes amortization of purchase accounting adjustments subsequent to March 28, 2003. The above information includes non-GAAP financial measures and is provided for comparison of our operating trends only and should be read in conjunction with our owned basis GAAP financial information. Please refer to our Form 10-K for the periods ended December 31, 2003, 2004 and 2005, our Form 10-Q for the period ended June 30, 2006, and our Form 8-K dated March 1, 2004, February 28, 2005, March 6, 2006 and July 31, 2006 for a description of the adjustments made for non-GAAP information as well as quantitative reconciliations to GAAP basis financial information. ($ Millions) (1) (2) $14,254 $15,925 $17,647 $16,734 $18,529 $22,206 $17,402 7.18% 7.40% 7.64% 6.98% 6.96% 7.18% 7.33% 2.81% 3.36% 4.61% 4.67% 4.28% 3.64% 3.73% 0 5,000 10,000 15,000 20,000 25,000 '00 '01 '02 '03 '04 '05 Six Months ended 6/30/06 2.00% 3.00% 4.00% 5.00% 6.00% 7.00% 8.00% 9.00% Managed Revenue Managed Risk Adjusted Revenue* Consumer Managed Charge-offs

HSBC Finance Credit Quality - Managed Basis (Percent) * The adoption of charge-off policies for MasterCard and Visa and domestic private label in accordance with the Uniform Retail Credit Classification and Account Management Policy issued by the Federal Financial Institutions Examination Council increased total consumer net charge-offs by 62 basis points during the quarter ended December 31, 2004. The above information includes non-GAAP financial measures and is provided for comparison of our operating trends only and should be read in conjunction with our 2005 owned basis GAAP financial information. Please refer to our Form 10-K for the period ended December 31, 2005 and our Forms 8-K dated May 17, August 2, November 12, 2004, February 28, May 16, August 1, November 14, 2005, March 6, 2006 and July 31, 2006 for a description of the adjustments made for non-GAAP information as well as quantitative reconciliations to GAAP basis financial information. 3.28 3.70 2.94 3.65 5.06 4.24 3.87 3.89 3.85 4.70 4.59 3.93 2.69 4.38 4.61* 3.65 3.31 4.57 3.21 4.88 2.50 2.75 3.00 3.25 3.50 3.75 4.00 4.25 4.50 4.75 5.00 5.25 5.50 5.75 6.00 Q1 04 Q2 04 Q3 04 Q4 04 Q1 05 Q2 05 Q3 05 Q4 05 Q1 06 Q2 06 Consumer 2+ Delinquency Consumer Net Charge-offs Quarter Ended (Annualized)

Reserves The above information includes non-GAAP financial measures and is provided for comparison of our operating trends only and should be read in conjunction with our owned basis GAAP financial information. Please refer to our Forms 10-K for the periods ended December 31, 2003, 2004, 2005, our form 10-Q dated June 30, 2006 and our Forms 8-K dated March 1, 2004, February 28, 2005, March 6, 2006 and July 31, 2006 for a description of the adjustments made for non-GAAP information as well as quantitative reconciliations to GAAP basis financial information. ($ Billions) $3.2 $3.8 $5.1 $4.5 $4.7 $4.6 $6.2 $4.7 1.07x 1.13x 1.07x 1.05x 1.18x 1.08x 1.09x 1.05x 3.04% 3.09% 3.29% 3.73% 5.20% 4.74% 3.65% 3.78% 0.0 1.0 2.0 3.0 4.0 5.0 6.0 7.0 '00 '01 '02 '03 '04 '05 Q1 '06 Q2 '06 Managed Reserve Levels (Billions) Nonperforming Receivables Coverage Ratio % of Managed Receivables

Funding

HSBC Funding Objectives Coordination of Group issuance Capital planning managed at Group level Funding plans developed locally in conjunction with Group Treasury Management Reduce reliance on large USD$ global and Euro issuance Minimize debt rollover risk Increase issuance of public ABS transactions Continue to broaden investor base through alternative products Expand retail offerings, securitizations, alternative currencies Broaden investor base through more active international marketing program $2.5 billion global-bond issued (1/06) 200 investors/19 countries €1.5 billion European Regional Bond-“HERBs” issued (3/06) 400 investors/24 countries

Increasing Access to Global Markets 2006 YTD 2001 Product Distribution of HSBC Finance Domestic Senior Debt Issuance At 6/30/06, HSBC Finance had received $40.7 billion in HSBC related funding Domestic MTNs (36%) USD Globals (28%) Euro Bonds/Euro MTNs (16%) Foreign (Non-Euro) (13%) U.S. Retail (7%) Domestic MTNs (42%) USD Globals (41%) Euro Bonds/Euro MTNs (9%) U.S. Retail (5%) Foreign (Non-Euro) (3%)

HSBC Finance Remaining Issuance Plans Maintain CP outstandings of $11-12 billion Domestic backup lines currently total $11.7 billion YTD Issuance 2006 $10.8 Billion Dollar Denominated ¥60 Billion ($506 Million) € 2.25 Billion ($2.77 Billion) CHF 1 Billion ($815 Million) $1.2 Billion Retail Medium Term Notes $814 Million Other Non-Dollar Currencies (CZK, NOK, SEK, JPY) Anticipated remaining issuance 1 benchmark USD global transaction 1 benchmark Euro transaction Benchmark CAD, AUD transactions

HSBC Finance –Maple Bond Market Develop “HSBC” credit curve in Canadian market Historically HSBC Financial Corp Ltd. has issued paper in 2-5 year area HSBC Finance issuance will complement HSBC Financial funding needs by looking greater than 5-years All issuance will be liquid benchmark size deals Consideration will be taken regarding appropriate size, market conditions, Group funding needs, and bank relationships

Summary HSBC Finance’s fundamental business strategies have not changed Underlying credit quality remains strong Quality and transparency of earnings is strong Integration targets have been achieved Funding sources are diversified Issuance is well coordinated and managed on a global basis

Appendix

Group Ratings Source: Moody’s/S&P/Fitch (1) Fitch raised senior debt rating on December 8, 2004 (2) Moody’s raised senior debt rating on January 30, 2006 (3) S&P raised senior debt ratings on June 19, 2006 (4) Fitch moved outlook from stable to positive August 8, 2006 Entity Senior Subordinated Tier I HSBC Finance Corporation (1) (2) (3) (4) Aa3/AA-/AA- A2/A+/A+ – HSBC Holdings plc (3) (4) Aa2/AA-/AA Aa3/A+/AA- A1/A-/AA- HSBC Bank plc (3) (4) Aa2/AA/AA Aa3/AA-/AA- A1/A/AA- HSBC Bank USA, N.A. (3) (4) Aa2/AA/AA Aa3/AA-/AA- –

Issuance Volumes $ Billions (1) Excludes issuance to affiliates and customers of HSBC (2) Issuance for domestic operations (3) Amounts listed in C$ Entity 2005 2006 YTD HSBC Finance (1) (2) Senior debt Preferred Stock U.S. Retail Public ABS 26.4 bn 1.6 bn 1.9 bn 5.5 bn 15.7 bn - bn 1.2 bn 4.3 bn HSBC Financial Ltd. (3) Senior debt 1.1 bn .8 bn HSBC Bank Canada (3) Senior debt Capital .7 bn .2 bn 1.0 bn .2 bn

Historical 5-year USD Credit Spreads 40 60 80 100 1/1/2006 1/8/2006 1/15/2006 1/22/2006 1/29/2006 2/5/2006 2/12/2006 2/19/2006 2/26/2006 3/5/2006 3/12/2006 3/19/2006 3/26/2006 4/2/2006 4/9/2006 4/16/2006 4/23/2006 4/30/2006 5/7/2006 5/14/2006 5/21/2006 5/28/2006 6/4/2006 6/11/2006 6/18/2006 6/25/2006 7/2/2006 7/9/2006 7/16/2006 7/23/2006 7/30/2006 8/6/2006 8/13/2006 Spread over Treasuries (bps) HSBC 5.7% 2011 CIT 5.8% 2011 C 5.125% 2011 GE 5.5% 2011 Source: HSBC Securities (USA) Inc Note: 10-day moving average of most recently issued 5-year global Change from CIT 5.6% 2011 to CIT 5.8% 2011 on July 24th, 2006

Historical 10-year USD Credit Spreads 60 70 80 90 100 110 120 130 140 150 160 1/1/2006 1/15/2006 1/29/2006 2/12/2006 2/26/2006 3/12/2006 3/26/2006 4/9/2006 4/23/2006 5/7/2006 5/21/2006 6/4/2006 6/18/2006 7/2/2006 7/16/2006 7/30/2006 8/13/2006 Spread over Treasuries (bps) HSBC 5.5% 1/16 CIT 5.4% 1/16 C 5.3% 1/16 GE 5% 1/16 Source: HSBC Securities (USA) Inc Note: 10-day moving average of most recently issued 10-year global